EXHIBIT 99.1

PRESS RELEASE	OLD LINE BANCSHARES, INC.
FOR IMMEDIATE RELEASE	CONTACT:
August 3, 2005	CHRISTINE M. RUSH
CHIEF FINANCIAL OFFICER
(301) 645-0333

OLD LINE BANCSHARES, INC.’S SIX MONTH NET INCOME RISES 41.97 PERCENT

WALDORF, MD. (NASDAQ: OLBK)- Old Line Bancshares, Inc., the parent company of Old Line Bank, reported that net income was $469,484 or $0.22 basic and diluted earnings per common share for the six month period ending June 30, 2005. This represented an increase of $138,783 or 41.97% compared to net income of $330,701 or $0.16 basic and $0.15 diluted earnings per common share for the same period in 2004.

Net income increased $92,330 or 61.41% to $242,685 for the three months ended June 30, 2005 compared to $150,355 for the three months ended June 30, 2004. Earnings per share increased to $0.11 basic and diluted for the three months ended June 30, 2005 from $0.07 basic and diluted for the three months ended June 30, 2004 because of the increase in net income.

Total assets were $135.2 million on June 30, 2005. This represented a $21.6 million or 15.98% increase over the December 31, 2004 level of $113.6 million.

At June 30, 2005, total loans, net of allowance, grew to $91.3 million, as compared to $81.5 million at December 31, 2004, representing an increase of 12.02%. The deposit portfolio grew to $106.0 million, a $17.0 million or 19.10% increase from December 31, 2004. The growth in loans and deposits was principally due to increased business development efforts, increased commercial relationships and a promotional certificate of deposit campaign in January 2005.

The allowance for loan losses was $873,181 or 0.95% of loans at June 30, 2005, compared to $744,862 or 0.91% of loans at December 31, 2004. Asset quality remained strong with no non-performing loans and no loans past due more than 90 days at June 30, 2005.

Total stockholders’ equity was $13.9 million at June 30, 2005 and $13.5 million at December 31, 2004. Stockholders’ equity increased during the first six months of 2005 as a result of net income of $469,484, $89,883 in proceeds received from stock options exercised, and the income tax benefits received from the exercise of some of these options, less $105,158 for the dividend payments in March and June 2005 and the $19,461 unrealized losses in the carrying value of securities.

Old Line Bancshares, Inc. is the parent company of Old Line Bank a Maryland chartered commercial bank headquartered in Waldorf, Maryland, approximately 10 miles south of Andrews Air Force Base and 25 miles southeast of Washington, D.C. Old Line Bank also operates from an additional branch in Waldorf, Maryland and two branches in Prince George’s County, Maryland. Its primary market area is the suburban Maryland (Washington, D. C. suburbs) counties of Prince George’s, Charles and northern St. Mary’s. It also targets customers throughout the greater Washington, D.C. metropolitan area.

The statements in this press release that are not historical facts constitute “forward-looking statements” as defined by Federal Securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, changes in interest rates and changes in economic, competitive, governmental, regulatory, technological and other factors which may affect Old Line Bancshares, Inc. specifically or the banking industry generally. Forward-looking statements speak only as of the date they are made. Old Line Bancshares, Inc. will not update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information, please refer to Old Line Bancshares, Inc.’s periodic reports on Form 10-KSB and 10-QSB filed with the U.S. Securities and Exchange Commission and available at their web site www.sec.gov.

Old Line Bancshares, Inc. & Subsidiary Consolidated Balance Sheets

Assets
	June 30, 2005	December 31, 2004
	(Unaudited)
Cash and due from banks	$3,691,558	$4,090,776
Federal funds sold	15,293,025	5,229,867
Total cash and cash equivalents	18,984,583	9,320,643
Time deposits in other banks	-	300,000
Investment securities available for sale	14,667,271	15,612,411
Investment securities held to maturity	2,203,871	2,204,290
Loans, less allowance for loan losses	91,282,412	81,504,890
Restricted equity securities at cost	1,127,750	1,079,950
Investment in real estate, LLC	549,936	550,000
Bank premises and equipment	2,371,974	2,352,348
Accrued interest receivable	418,019	365,388
Deferred income taxes	130,282	88,723
Bank owned life insurance	3,250,000	-
Other assets	224,987	190,675
	$135,211,085	$113,569,318

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$26,879,406	$25,424,314
Interest bearing	79,112,535	63,540,800
Total deposits	105,991,941	88,965,114
Short-term borrowings	8,876,795	4,637,012
Long-term borrowings	6,000,000	6,000,000
Accrued interest payable	244,196	173,320
Income tax payable	41,760	184,975
Other liabilities	127,333	114,585
	121,282,025	100,075,006
Stockholders' equity
Common stock, par value $.01 per share in 2005 and 2004,
authorized 5,000,000 shares in 2005 and 2004; issued and
outstanding 2,146,060.5 in 2005 and 1,776,394.5 in 2004	$21,461	$17,764
Additional paid-in-capital	12,532,415	12,446,229
Retained earnings	1,485,031	1,120,705
	14,038,907	13,584,698
Accumulated other comprehensive income	(109,847)	(90,386)
	13,929,060	13,494,312
	$135,211,085	$113,569,318

Old Line Bancshares, Inc.
Consolidated
Statements of Income
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Interest revenue
Loans, including fees	$1,354,841	$945,038	$2,588,137	$1,874,016
U.S. Treasury securities	31,764	26,087	63,339	49,605
U. S. government agency securities	58,570	73,810	119,363	152,091
Mortgage backed securities	22,009	30,548	45,969	63,877
Tax exempt securities	28,825	28,486	57,668	53,623
Federal funds sold	109,608	13,964	180,989	20,836
Other	11,072	12,547	24,827	27,410
Total interest revenue	$1,616,689	$1,130,480	$3,080,292	$2,241,458

Interest expense
Deposits	395,349	225,746	739,195	452,815
Borrowed funds	75,571	57,583	142,511	110,916
Total interest expense	470,920	283,329	881,706	563,731

Net interest income	1,145,769	847,151	2,198,586	1,677,727

Provision for loan losses	75,000	45,000	125,000	90,000
Net interest income after provision for loan losses	1,070,769	802,151	2,073,586	1,587,727

Noninterest revenue
Service charges on deposit accounts	60,751	60,866	117,503	120,173
Other fees and commissions	63,858	77,218	145,215	151,398
Total noninterest revenue	124,609	138,084	262,718	271,571

Noninterest expenses
Salaries	421,373	340,184	830,010	658,673
Employee benefits	74,985	59,902	147,656	118,195
Occupancy	53,400	49,369	108,981	100,666
Equipment	26,950	32,116	53,243	60,466
Data processing	31,637	32,305	63,083	64,085
Other operating	209,598	190,093	405,549	346,994
Total noninterest expenses	817,943	703,969	1,608,522	1,349,079

Income before income taxes	377,435	236,266	727,782	510,219

Income taxes	134,750	85,911	258,298	179,518
Net Income	$242,685	$150,355	$469,484	$330,701

Basic earnings per common share	$0.11	$0.07	$0.22	$0.16
Diluted earnings per common share	$0.11	$0.07	$0.22	$0.15